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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                               September 27, 2000
                Date of Report (Date of earliest event reported)


                             ON-SITE SOURCING, INC.
             (Exact Name of Registrant as specified in its Charter)


             DELAWARE                0-20947                54-1648470
         (State or Other           (Commission              (IRS Employer
         Jurisdiction of           File Number)             Identification No.)
         Incorporation)


               1111 N. 19TH STREET, 6TH FLOOR ARLINGTON, VA 22209
               (Address of Principal Executive Offices)   (Zip Code)


                                  703-276-1123
              (Registrant's Telephone Number, including area code)

                                 Not Applicable
             (Former name or address, if changed since last report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  Other Events

        On-Site Sourcing, Inc. has entered into a definitive merger agreement with U.S. Technologies Inc. pursuant to which U.S. Technologies will acquire On-Site. Under the terms of the agreement, On-Site's stockholders will receive, at their election, U.S. Technologies' stock, cash, or a combination of stock and cash (subject to proration due to the cash limitation and adjustment formula discussed below) in exchange for their On-Site shares. The transaction is intended to be tax-free to On-Site stockholders to the extent they receive shares of U.S. Technologies' common stock. To ensure tax-free treatment of the transaction, holders of at least 50% of the outstanding shares of On-Site common stock will receive U.S. Technologies common stock. Accordingly, the number of On-Site shares that will be exchanged for cash consideration at closing will be limited to the lesser of 50% of the number of shares of On-Site common stock outstanding at closing or the number of shares that would result in an aggregate cash consideration of $12 million.

        The amount of consideration each On-Site shareholder will receive is based on a total estimated purchase price of $35 million. The per-share consideration each On-Site shareholder will receive will depend on the number of On-Site shares and options outstanding at the effective time of the merger. As of October 3, 2000, there were 6,708,252 shares outstanding or issuable on exercise of outstanding options. Shareholders who receive shares (either as a result of their election or as a result of proration) will receive shares of U.S. Technologies common stock based on the following valuations. If U.S. Technologies' average stock price per share for the twenty trading-day period ending three full trading-days before the closing of the merger is:

     - less than $0.75, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $0.75, except that On-Site may terminate the merger agreement if the average stock price during the adjustment period is below $0.67.
     - equal to or greater than $0.75 but less than $0.90, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be the average stock price during the adjustment period.
     - equal to or greater than $0.90 but less than $1.15, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $1.00.
     - equal to or greater than $1.15, the value assigned to the U.S. Technologies' common stock in the exchange ratio will be fixed at $1.15.

        On-Site's publicly traded warrants to buy shares at $6.00 are expected to be converted to U.S. Technologies' warrants, with the exercise price and number of shares to be adjusted based on the stock conversion formula for the merger. The expiration date of these warrants will be extended for one year to July 8, 2002. All options outstanding at closing will be converted into options to purchase U.S. Technologies' common stock, with the exercise price and number of shares to be adjusted based on the stock conversion formula for the merger. In addition, in connection with the closing, U.S. Technologies will make 3.6 million options available for grant to employees of On-Site Sourcing.

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        On-Site's directors and officers owning 23% of the outstanding On-Site shares have agreed to vote for the merger. Owners of more than 50% of U.S. Technologies voting securities have committed to voting for the merger, including U.S. Technologies' already announced charter amendment to increase the common shares it is authorized to issue. Closing will be subject to usual conditions including necessary shareholder approvals and SEC registration of securities to be issued in the merger, as well as adoption of U.S. Technologies' charter amendment. The companies hope to complete these steps and close the merger early next year.


ITEM 7.  Financial Statements and Exhibits

        (c)    Exhibits

        2.1 Agreement and Plan of Merger dated as of September 27, 2000 among U.S. Technologies Inc., USXX Acquisition Corporation, a wholly owned subsidiary of U.S. Technologies, and On-Site Sourcing, Inc.

        9.1 On-Site Sourcing, Inc. Voting Agreement, dated September 27, 2000, by and between On-Site Sourcing, Inc., and C. Gregory Earls, James V. Warren, Jonathan Ledecky, Northwood Ventures LLC and Northwood Capital Partners LLC

        9.2 U. S. Technologies Inc. Voting Agreement, dated September 27, 2000, by and between U.S. Technologies Inc., Christopher J. Weiler, Allan Outlaw, Jason Parikh, Charles Millar, Denis Seynhaeve, and John Sabanosh.

        10.1 Stock Election Agreement, dated September 27, 2000, by and among Christopher J. Weiler, Allan Outlaw and U.S. Technologies Inc.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                On-Site Sourcing, Inc.
                                                (Registrant)


October 5, 2000                                 /s/ Jason Parikh
(Date)                                          ----------------------------
                                                Jason Parikh
                                                Chief Financial Officer




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                        INDEX TO EXHIBITS FILED HEREWITH


Exhibit Number     Description

2.1 Agreement and Plan of Merger dated as of September 27, 2000 among U.S. Technologies Inc., USXX Acquisition Corporation, a wholly owned subsidiary of U.S. Technologies, and On-Site Sourcing, Inc.

9.1 On-Site Sourcing, Inc. Voting Agreement, dated September 27, 2000, by and between On-Site Sourcing, Inc., and C. Gregory Earls, James V. Warren, Jonathan Ledecky, Northwood Ventures LLC and Northwood Capital Partners LLC

9.2 U. S. Technologies Inc. Voting Agreement, dated September 27, 2000, by and between U.S. Technologies Inc., Christopher J. Weiler, Allan Outlaw, Jason Parikh, Charles Millar, Denis Seynhaeve, and John Sabanosh.

10.1 Stock Election Agreement, dated September 27, 2000, by and among Christopher J. Weiler, Allan Outlaw and U.S. Technologies Inc.